Exhibit 10.45

Continued Employment Performance Goal

Restricted Period: Two Years (100%)

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

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RESTRICTED STOCK AGREEMENT

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GRANTEE:	Edward J. Kelly, III

GRANT DATE:	March 2, 2007

SHARES:	16,000

1. Definitions. Certain terms used in this Restricted Stock Agreement (the “Agreement”) are defined in Annex A (which is incorporated herein as part of the Agreement) or elsewhere in the Agreement, and such definitions will apply except where the context otherwise indicates.

In the Agreement, “PNC” means The PNC Financial Services Group, Inc. and “Corporation” means PNC and its Consolidated Subsidiaries.

2. Grant of Restricted Shares. Pursuant to The PNC Financial Services Group, Inc. 2006 Incentive Award Plan (the “Plan”), and subject to the terms and conditions of the Agreement, PNC hereby grants to the Grantee named above (“Grantee”) a Restricted Shares Award of the number of shares of PNC common stock set forth above, and, upon acceptance of the Grant by Grantee in accordance with Section 16, will cause the issuance of said shares to Grantee subject to the terms and conditions of the Agreement and the Plan.

The shares granted and issued to Grantee hereby as a Restricted Shares Award subject to the restrictions set forth in and the terms and conditions of the Agreement and the Plan are hereafter referred to as the “Restricted Shares.”

3. Terms of Grant. The Grant is subject to the following terms and conditions.

Restricted Shares will be subject to a Restricted Period as provided in Section A.26 of Annex A. Once issued in accordance with Section 16, Restricted Shares will be deposited with PNC or its designee, or credited to a book-entry account, during the term of the Restricted Period unless and until forfeited pursuant to the terms of the Agreement.

Any certificate or certificates representing such Restricted Shares will contain the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in The PNC Financial Services Group, Inc. 2006 Incentive Award Plan and an Agreement entered into between the registered owner and The PNC Financial Services Group, Inc. Release from such terms and conditions will be made only in accordance with the provisions of such Plan and such Agreement, a copy of each of which is on file in the office of the Corporate Secretary of The PNC Financial Services Group, Inc.”

Where a book-entry system is used with respect to the issuance of Restricted Shares, appropriate notation of such forfeiture possibility and transfer restrictions will be made on the system with respect to the account or accounts to which the Restricted Shares are credited.

Restricted Shares deposited with PNC or its designee during the term of the Restricted Period that become Awarded Shares as provided in Section A.2 of Annex A will be released and reissued to, or at the proper direction of, Grantee or Grantee’s legal representative pursuant to Section 9 as soon as administratively practicable following the end of the Restricted Period.

4. Rights as Shareholder. Except as provided in Section 6 and subject to Section 16, Grantee will have all the rights and privileges of a shareholder with respect to the Restricted Shares including, but not limited to, the right to vote the Restricted Shares and the right to receive dividends thereon if and when declared by the Board; provided, however, that all such rights and privileges will cease immediately upon any forfeiture of such shares; provided, further, that in no case shall there be a forfeiture of dividends for which there has been a record date prior to the forfeiture of any Restricted Shares, even if such dividends have not been paid prior to such forfeiture of Restricted Shares.

5. Capital Adjustments. Restricted Shares awarded hereunder shall, as issued and outstanding shares of PNC common stock, be subject to such adjustment as may be necessary to reflect corporate transactions, including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC; provided, however, that any shares received as distributions on or in exchange for Unvested Shares shall be subject to the terms and conditions of the Agreement as if they were Restricted Shares.

6. Prohibitions Against Sale, Assignment, etc.; Payment to Legal Representative.

(a) Unvested Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, other than as may be required pursuant to Section 10.2, unless and until the Restricted Period terminates and the Awarded Shares are released and reissued by PNC pursuant to Section 9.

(b) If Grantee is deceased at the time Restricted Shares become Awarded Shares, PNC will deliver such shares to the executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by the Committee.

(c) Any delivery of shares or other payment made in good faith by PNC to Grantee’s executor, administrator or other legal representative shall extinguish all right to payment hereunder.

7. Forfeiture; Qualifying Terminations; Other Terminations.

7.1 Forfeiture on Termination of Employment. Except as otherwise provided in and subject to the conditions of Section 7.2, Section 7.3, Section 7.4(a), Section 7.5, or Section 8, if applicable, in the event that Grantee’s employment with the Corporation terminates prior to the second (2nd) anniversary of the Grant Date, all Restricted Shares that are Unvested Shares on Grantee’s Termination Date will be forfeited by Grantee to PNC without payment of any consideration by PNC.

Upon forfeiture of Unvested Shares pursuant to the provisions of this Section 7.1 or the provisions of Section 7.4(b), neither Grantee nor any successors, heirs, assigns or legal representatives of Grantee will thereafter have any further rights or interest in such Unvested Shares or any certificate or certificates representing such Unvested Shares.

7.2 Disability Termination; Termination by the Corporation Without Cause; Termination by Grantee for Good Reason or with PNC’s Consent.

In the event that Grantee’s employment with the Corporation is terminated (other than by the Corporation for Cause) prior to the second (2nd) anniversary of the Grant Date and such termination of employment is (i) by reason of Grantee’s Disability, (ii) by the Corporation without Cause, or (iii) by Grantee for Good Reason or with the consent of PNC by PNC’s Designated Person, then the Two-Year Continued Employment Performance Goal will be deemed to have been achieved, and the Restricted Period with respect to all then outstanding Unvested Shares, if any, will terminate as of the end of the day immediately preceding Grantee’s Termination Date.

The Restricted Shares which thereby become Awarded Shares will be released and reissued by PNC pursuant to and in accordance with the terms of Section 9.

7.3 Death. In the event of Grantee’s death while an employee of the Corporation and prior to the second (2nd) anniversary of the Grant Date, the Two-Year Continued Employment Performance Goal will be deemed to have been achieved, and the Restricted Period with respect to all then outstanding Unvested Shares, if any, will terminate on the date of Grantee’s death.

The Restricted Shares which thereby become Awarded Shares will be released and reissued by PNC to, or at the proper direction of, Grantee’s legal representative pursuant to Section 9 as soon as administratively practicable following such date.

7.4 Qualifying Retirement.

(a) In the event that Grantee Retires prior to the second (2nd) anniversary of the Grant Date and PNC affirmatively consents to the vesting of Grantee’s Unvested Shares upon such Retirement, then (i) the Two-Year Continued Employment Performance Goal will be deemed to have been achieved, and (ii) the Restricted Period with respect to all then outstanding Unvested Shares, if any, will terminate as of the end of the day immediately preceding Grantee’s Termination Date. Restricted Shares that thereby become Awarded Shares will be released and reissued by PNC pursuant to and in accordance with the terms of Section 9.

The determination as to whether or not PNC shall affirmatively consent to the vesting of Grantee’s Unvested Shares upon such Retirement shall be made by the Designated Person specified in Section A.13 of Annex A.

(b) If the Designated Person specifically disapproves the vesting of such Unvested Shares or if the Designated Person has neither affirmatively approved nor specifically disapproved the vesting of such Unvested Shares by the time Grantee Retires, then all such Unvested Shares that are still outstanding on Grantee’s Termination Date will be forfeited by Grantee to PNC without payment of any consideration by PNC.

7.5 Other Terminations. In the event that Grantee’s employment with the Corporation will terminate prior to the second (2nd) anniversary of the Grant Date, other than a termination by the Corporation for Cause, but none of the preceding Sections 7.2, 7.3, or 7.4 are applicable to such termination, then the Committee or its delegate may determine, in their sole discretion, with respect to some or all of the Unvested Shares outstanding as of the day prior to Grantee’s Termination Date, that (i) the Two-Year Continued Employment Performance Goal will be deemed to have been achieved and (ii) the Restricted Period with respect to such shares will terminate as of the end of the day on the day immediately preceding Grantee’s Termination Date, in which case such shares will become Awarded Shares as provided in Section A.2 of Annex A prior to Grantee’s termination of employment and will be released and reissued by PNC pursuant to and in accordance with the terms of Section 9.

In the alternative, if Grantee’s employment with the Corporation will terminate prior to the second (2nd) anniversary of the Grant Date, other than a termination by the Corporation for Cause, and Grantee’s Unvested Shares, if any, will be forfeited as of Grantee’s Termination Date pursuant to Section 7.1, the Committee or its delegate may, in their sole discretion, determine that Grantee will receive, prior to termination of employment, a grant of a number of Share Units or Restricted Share Units (“Units”) equal to all or a portion of the number of Unvested Shares that will be forfeited on

Grantee’s Termination Date, such Units to be granted upon such terms and conditions as the Committee or its delegate may provide in the written agreement for such grant; provided, however, that any payment to be made by PNC upon satisfaction of the conditions set forth in the agreement for such Units will be made solely in cash.

Upon the determination of the Committee or its delegate in their discretion that Grantee will be entitled to a grant of Units pursuant to this Section 7.5, such grant will automatically become effective as of the day immediately prior to Grantee’s Termination Date, subject to execution by both parties of the Share Unit or Restricted Share Unit agreement for such grant, as applicable, and provided that in no event will the number of Units so granted exceed the number of Unvested Shares that are forfeited by Grantee.

This provision for the grant of Share Units or Restricted Share Units upon such determination by the Committee or its delegate is considered a feature of the Grant of the Restricted Shares, and the determination to make such a grant of Units will be considered an exercise of this feature of the Grant.

8. Change in Control. Notwithstanding anything in the Agreement to the contrary, upon the occurrence of a Change in Control: (i) if Grantee is an employee of the Corporation as of the day immediately preceding the Change in Control, the Two-Year Continued Employment Performance Goal will be deemed to have been achieved and the Restricted Period will terminate with respect to all then outstanding Unvested Shares, if any, as of the day immediately preceding the Change in Control; and (ii) all Restricted Shares that thereby become Awarded Shares will be released and reissued by PNC pursuant to Section 9 as soon as administratively practicable following such date.

9. Termination of Prohibitions; Payment to Legal Representative.

Following termination of the Restricted Period, PNC will release and issue or reissue the then outstanding whole Restricted Shares that have become Awarded Shares as provided in Section A.2 of Annex A without the legend referred to in Section 3.

Upon release and issuance of shares that have become Awarded Shares in accordance with the terms of this Section 9, PNC or its designee will deliver such whole shares to, or at the proper direction of, Grantee or Grantee’s legal representative. Any delivery of shares or other payment made in good faith by PNC to Grantee’s executor, administrator or other legal representative shall extinguish all right to payment hereunder.

10. Payment of Taxes.

10.1 Internal Revenue Code Section 83(b) Election. In the event that Grantee makes an Internal Revenue Code Section 83(b) election with respect to the Restricted Shares, Grantee shall satisfy all then applicable federal, state or local withholding tax obligations arising from that election (a) by payment of cash or (b) if and to the extent then permitted by PNC and subject to such terms and conditions as PNC may from time to time establish, by physical delivery to PNC of certificates for whole shares of PNC common stock that are not subject to any contractual restriction, pledge or other encumbrance and that have been owned by Grantee for at least six (6) months and, in the case of restricted stock, for which it has been at least six (6) months since the restrictions lapsed, or by a combination of cash and such stock. Any such tax election shall be made pursuant to a form to be provided to Grantee by PNC on request. For purposes of this Section 10.1, shares of PNC common stock that are used to satisfy applicable withholding tax obligations will be valued at their Fair Market Value on the date the tax withholding obligation arises. Grantee will provide to PNC a copy of any Internal Revenue Code Section 83(b) election filed by Grantee with respect to the Restricted Shares not later than ten (10) days after the filing of such election.

10.2 Other Tax Liabilities. Where Grantee has not previously satisfied all applicable withholding tax obligations, PNC will, at the time the tax withholding obligation arises, retain sufficient whole shares of PNC common stock from the shares granted pursuant to the Agreement to satisfy the minimum amount of taxes then required to be withheld by the Corporation in connection with the Restricted Shares. For purposes of this Section 10.2, shares of PNC common stock retained to satisfy applicable withholding tax requirements will be valued at their Fair Market Value on the date the tax withholding obligation arises.

PNC will not retain more than the number of shares sufficient to satisfy the minimum amount of taxes then required to be withheld in connection with the Restricted Shares. If Grantee desires to have an additional amount withheld above the required minimum, up to Grantee’s W-4 obligation if higher, and if PNC so permits, Grantee may elect to satisfy this additional withholding either: (a) by payment of cash; or (b) if and to the extent then permitted by PNC and subject to such terms and conditions as PNC may from time to time establish, using whole shares of PNC common stock (either by physical delivery to PNC of certificates for the shares or through PNC’s share attestation procedure) that are not subject to any contractual restriction, pledge or other encumbrance and that have been owned by Grantee for at least six (6) months and, in the case of restricted stock, for which it has been at least six (6) months since the restrictions lapsed. Any such tax election shall be made pursuant to a form provided by PNC. Shares of PNC common stock that are used for this purpose will be valued at their Fair Market Value on the date the tax withholding obligation arises. If Grantee’s W-4 obligation does not exceed the required minimum withholding in connection with the Restricted Shares, no additional withholding may be made.

11. Employment. Neither the granting and issuance of the Restricted Shares nor any term or provision of the Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC or any subsidiary to employ Grantee for any period or in any way alter Grantee’s status as an employee at will.

12. Subject to the Plan and the Committee. In all respects the Grant and the Agreement are subject to the terms and conditions of the Plan, which has been made available to Grantee and is incorporated herein by reference; provided, however, the terms of the Plan shall not be considered an enlargement of any benefits under the Agreement. Further, the Grant and the Agreement are subject to any interpretation of, and any rules and regulations issued by, the Committee or its delegate or under the authority of the Committee, whether made or issued before or after the Grant Date.

13. Headings; Entire Agreement. Headings used in the Agreement are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement. The Agreement constitutes the entire agreement between Grantee and PNC and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in the Agreement shall affect the survival of the Employment Letter Agreement, including the provisions in said Employment Letter Agreement providing for the survival of certain provisions of the Amended and Restated Executive Severance Agreement by and among Mercantile Bankshares Corporation, Mercantile-Safe Deposit & Trust Company and Grantee effective as of March 29, 2006.

14. Grantee Covenants.

14.1 General. Grantee and PNC acknowledge and agree that Grantee has received adequate consideration with respect to enforcement of the provisions of Sections 14 and 15 by virtue of receiving this grant of Restricted Shares (regardless of whether such shares ultimately become Awarded Shares); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent Grantee from earning a living.

14.2 Non-Solicitation; No-Hire. Grantee agrees to comply with the provisions of subsections (a) and (b) of this Section 14.2 while employed by the Corporation and for a period of twelve (12) months after Grantee’s Termination Date regardless of the reason for such termination of employment.

(a) Non-Solicitation. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, solicit or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any Person that Grantee should reasonably know (i) is a customer of PNC or any subsidiary for which PNC or any subsidiary provides any services as of the Termination Date, or (ii) was a customer of PNC or any subsidiary for which PNC or any subsidiary provided any services at any time during the twelve (12) months preceding the Termination Date, or (iii) was, as of the Termination Date, considering retention of PNC or any subsidiary to provide any services; provided, however, nothing in the Agreement shall preclude Grantee from providing services to any company in the financial industry or otherwise, so long as Grantee does not directly or indirectly solicit or actively interfere with, or attempt to divert or entice away, any Person identified in this Section 14.2(a).

(b) No-Hire. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, employ or offer to employ, call on, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any employee of PNC or any of its subsidiaries, nor shall Grantee assist any other Person in such activities; provided, however, nothing in the Agreement shall preclude Grantee from hiring Grantee’s current administrative assistant.

Notwithstanding the above, if Grantee’s employment with the Corporation is terminated by the Corporation without Cause or by Grantee with Good Reason and such Termination Date occurs during a Coverage Period as defined in Section A.12 of Annex A, then commencing immediately after such Termination Date, the provisions of subsections (a) and (b) of this Section 14.2 will no longer apply and will be replaced with the following subsection (c):

(c) No-Hire. Grantee agrees that Grantee shall not, for a period of twelve (12) months after the Termination Date, employ or offer to employ, solicit, actively interfere with PNC’s or any PNC affiliate’s relationship with, or attempt to divert or entice away, any officer of PNC or any PNC affiliate.

14.3 Confidentiality. During Grantee’s employment with the Corporation, and thereafter regardless of the reason for termination of such employment, Grantee will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Corporation whether or not conceived of or prepared by Grantee, other than (a) information generally known in the Corporation’s industry or acquired from public sources, (b) as required in the course of employment by the Corporation, (c) as required by any court, supervisory authority, administrative agency or applicable law, or (d) with the prior written consent of PNC.

14.4 Ownership of Inventions. Grantee shall promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by Grantee during the term of Grantee’s employment with the Corporation, whether alone or with others, and that are (a) related directly or indirectly to the business or activities of PNC or any of its subsidiaries or (b) developed with the use of any time, material, facilities or other resources of PNC or any subsidiary (“Developments”). Grantee agrees to assign and hereby does assign to PNC or its designee all of Grantee’s right, title and interest, including copyrights and patent rights, in and to all Developments. Grantee shall perform all actions and execute all instruments that PNC or any subsidiary shall deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 14.4 shall be performed by Grantee without further compensation and will continue beyond the Termination Date.

15. Enforcement Provisions. Grantee understands and agrees to the following provisions regarding enforcement of the Agreement.

15.1 Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of the Agreement, Grantee and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.

15.2 Equitable Remedies. A breach of the provisions of any of Sections 14.2, 14.3 or 14.4 will cause the Corporation irreparable harm, and the Corporation will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining Grantee, and each and every person and entity acting in concert or participating with Grantee, from initiation and/or continuation of such breach.

15.3 Tolling Period. If it becomes necessary or desirable for the Corporation to seek compliance with the provisions of Section 14.2 by legal proceedings, the period during which Grantee shall comply with said provisions will extend for a period of twelve (12) months from the date the Corporation institutes legal proceedings for injunctive or other relief.

15.4 No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of the Agreement will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

15.5 Severability. The restrictions and obligations imposed by Sections 14.2, 14.3 and 14.4 are separate and severable, and it is the intent of Grantee and PNC that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations will remain valid and binding upon Grantee.

15.6 Reform. In the event any of Sections 14.2, 14.3 and 14.4 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of Grantee and PNC that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

15.7 Waiver of Jury Trial. Each of Grantee and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 14.2, 14.3 and 14.4.

15.8 Applicable Law. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries. Further, to the extent, if any, applicable to Grantee, Grantee agrees to reimburse PNC for any amounts Grantee may be required to reimburse PNC or its subsidiaries pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, and agrees that PNC need not comply with any term, covenant or condition of the Agreement to the extent that doing so would require that Grantee reimburse PNC or its subsidiaries for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

15.9 Compliance with Internal Revenue Code Section 409A. If any provision of the Agreement contravenes Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, PNC shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Internal Revenue Code, and shall take such other actions as may be necessary to preserve the economic result to Grantee as contemplated under this Agreement, provided that nothing herein shall limit any rights that Grantee may have to a Section 409A gross-up under his Employment Letter Agreement.

16. Acceptance of Grant; PNC Right to Cancel. If Grantee does not accept the Grant by executing and delivering a copy of the Agreement to PNC, without altering or changing the terms thereof in any way, within thirty (30) days of receipt by Grantee of a copy of the Agreement, PNC may, in its sole discretion, withdraw its offer and cancel the Grant at any time prior to Grantee’s delivery to PNC of a copy of the Agreement executed by Grantee. Otherwise, upon execution and delivery of the Agreement by both PNC and Grantee and, in the event that Grantee is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities, the filing with and acceptance by the SEC of a Form 4 reporting the Grant, the Agreement is effective.

Grantee will not have any of the rights of a shareholder with respect to the Restricted Shares as set forth in Section 4, and will not have the right to vote or to receive dividends on such shares, until the date the Agreement is effective and the Restricted Shares are issued in accordance with this Section 16. Notwithstanding the foregoing, Grantee shall have all rights with respect to the Restricted Shares, other than voting rights, as if the Restricted Shares were granted on the Grant Date.

In the event that one or more record dates for dividends on PNC common stock occur after the Grant Date but before the date the Agreement is effective in accordance with this Section 16 and the Restricted Shares are issued, then upon the effectiveness of the Agreement, the Corporation will make a cash payment to Grantee equivalent to the amount of the dividends Grantee would have received had the Agreement been effective and the Restricted Shares had been issued on the Grant Date.

IN WITNESS WHEREOF, PNC has caused the Agreement to be signed on its behalf as of the Grant Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ James E. Rohr
Chairman and Chief Executive Officer

ATTEST:

By:	/s/ George P. Long, III
Corporate Secretary

ACCEPTED AND AGREED TO by GRANTEE

/s/ Edward J. Kelly, III
Grantee

ANNEX A

CERTAIN DEFINITIONS

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A.1 “Agreement” means the Restricted Stock Agreement between PNC and Grantee evidencing the Grant of the Restricted Shares Award to Grantee pursuant to the Plan.

A.2 “Awarded Shares.” Provided that the Restricted Shares are then outstanding, Restricted Shares become “Awarded Shares” when both of the following have occurred: (a) the Two-Year Continued Employment Performance Goal has been achieved or is deemed to have been achieved pursuant to the terms of the Agreement; and (b) the Restricted Period has terminated. Restricted Shares that have become Awarded Shares are no longer subject to forfeiture under the terms of the Agreement.

A.3 “Board” means the Board of Directors of PNC.

A.4 “Cause” shall mean, for purposes of the Agreement, (i) an act or acts of personal dishonesty taken by Grantee and intended to result in substantial personal enrichment of Grantee at the expense of the Corporation, (ii) repeated material violations by Grantee of his duties to the Corporation as Vice Chairman and an employee thereof which are demonstrably willful and deliberate on Grantee’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Corporation, (iii) a material violation of PNC’s Code of Business Conduct and Ethics; or (iv) the conviction of Grantee of a felony.

A.5 “CEO” means the chief executive officer of PNC.

A.6 “Change in Control” means a change of control of PNC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not PNC is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control will be deemed to have occurred if:

(a) any Person, excluding employee benefits plans of the Corporation, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of PNC representing twenty percent (20%) or more of the combined voting power of PNC’s then outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction of PNC (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) PNC’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of PNC’s assets;

(d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a subsidiary or division of PNC or any of its subsidiaries will not by itself constitute a Change in Control.

A.7 “CIC Failure” means the following:

(a) with respect to a CIC Triggering Event described in Section A.8(a), PNC’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or

(b) with respect to a CIC Triggering Event described in Section A.8(b), the proxy contest fails to replace or remove a majority of the members of the Board.

A.8 “CIC Triggering Event” means the occurrence of either of the following:

(a) the Board or PNC’s shareholders approve a transaction described in Subsection (b) of the definition of Change in Control contained in Section A.6; or

(b) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

A.9 “Committee” means the Personnel and Compensation Committee of the Board or such person or persons as may be designated or appointed by that committee as its delegate or designee.

A.10 “Consolidated Subsidiary” means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that (1) is a consolidated subsidiary of PNC under generally accepted accounting principles and (2) satisfies the definition of “service recipient” under Section 409A of the Internal Revenue Code.

A.11 “Corporation” means PNC and its Consolidated Subsidiaries.

A.12 “Coverage Period” means a period (a) commencing on the earlier to occur of (i) the date of a CIC Triggering Event and (ii) the date of a Change in Control and (b) ending on the date that is three (3) years after the date of the Change in Control; provided, however, that in the event that a Coverage Period commences on the date of a CIC Triggering Event, such Coverage Period will terminate upon the earlier to occur of (x) the date of a CIC Failure and (y) the date that is three (3) years after the date of the Change in Control triggered by the CIC Triggering Event. After the termination of any Coverage Period, another Coverage Period will commence upon the earlier to occur of clause (a)(i) and clause (a)(ii) in the preceding sentence.

A.13 “Designated Person” will be either: (a) the Committee, if Grantee was a member of the Corporate Executive Group (or equivalent successor classification) or was subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities when he or she ceased to be an employee of the Corporation; or (b) the Chief Human Resources Officer of PNC, if Grantee is not within one of the groups specified in Section A.13(a).

A.14 “Disability” shall mean, for purposes of the Agreement, termination of Grantee’s employment on account of disability as determined under any governing agreement between Grantee and the Corporation or, if there is no such agreement or such agreement does not provide a definition of “disability,” then “Disability” shall mean disability as defined under the Corporation’s long-term disability insurance plan.

A.15 “Employment Letter Agreement” shall mean the employment letter dated January 8, 2007 from PNC to Grantee that was accepted and agreed to by Grantee January 9, 2007 regarding Grantee’s employment by PNC conditioned on and commencing upon the closing of the merger of Mercantile Bankshares Corporation into PNC, which closing and merger occurred on March 2, 2007.

A.16 “Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

A.17 “Fair Market Value” as it relates to a share of PNC common stock as of any given date means the average of the reported high and low trading prices on the New York Stock Exchange (or such successor reporting system as PNC may select) for a share of PNC common stock on such date, or, if no PNC common stock trades have been reported on such exchange for that day, the average of such prices on the next preceding day and the next following day for which there were reported trades.

A.18 “GAAP” or “generally accepted accounting principles” means accounting principles generally accepted in the United States of America.

A.19 “Good Reason” shall mean, for purposes of the Agreement, any of the following actions which is effected by PNC or its affiliates without Grantee’s consent:

(a) any reduction in Grantee’s position as Vice Chairman or any change in the reporting relationships such that Grantee reports to an officer other than to the CEO;

(b) any reduction in Grantee’s annual base salary from that set forth in the Employment Letter Agreement or failure to pay the guaranteed bonus for 2007 as set forth in the Employment Letter Agreement or a failure to provide Grantee with aggregate employee benefits provided to similarly situated executives of PNC and its affiliates or as set forth in the Employment Letter Agreement;

(c) PNC’s requiring Grantee to be based at any office or location other than in Washington, D.C.; or

(d) any material breach by PNC of the provisions of the Employment Letter Agreement;

provided, that before resigning for Good Reason: (i) Grantee shall provide PNC with written notice that identifies the event or circumstance described in any of clauses (a) through (d) above that Grantee believes exists within 60 days of the occurrence of the event or circumstance, and (ii) except for clause (c) above or any other of the above clauses for which remedial action is not possible, PNC or its affiliates shall have failed to remedy such event or circumstance within 30 days after PNC receives the written notice from Grantee described in clause (i) hereof. Grantee’s failure to set forth in a notice of termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any of Grantee’s rights under the Agreement or preclude Grantee from asserting such fact or circumstance in enforcing Grantee’s rights under the Agreement.

A.20 “Grant” means the Restricted Shares Award granted to Grantee pursuant to Section 2 of the Agreement and pursuant to which the Restricted Shares are issued to Grantee subject to the restrictions set forth in and the terms and conditions of the Agreement and the Plan.

A.21 “Grant Date” means the Grant Date set forth on page 1 of the Agreement and is the date as of which the Restricted Shares Award is authorized to be granted by the Committee or its delegate in accordance with the Plan.

A.22 “Grantee” means the person to whom the Restricted Stock Award is granted and the Restricted Shares are issued, and is identified as Grantee on page 1 of the Agreement.

A.23 “Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

A.24 “Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act.

A.25 “PNC” means The PNC Financial Services Group, Inc.

A.26 “Restricted Period” means, subject to early termination if so determined by the Committee or its delegate or pursuant to Section 7.5 of the Agreement, if applicable, the period from the Grant Date through (and including) the earlier of: (a) the date of Grantee’s death; (b) the day immediately preceding Grantee’s Termination Date in the event that the Restricted Shares qualify for vesting pursuant to Section 7.2 or Section 7.4(a) of the Agreement, if applicable; (c) the day immediately preceding the day a Change in Control is deemed to have occurred; and (d) the day immediately preceding the second (2nd) anniversary of the Grant Date.

A.27 “Retire” or “Retirement” means termination of Grantee’s employment with the Corporation (a) at any time on or after the first (1st) day of the first (1st) month coincident with or next following the date on which Grantee attains age fifty-five (55) and completes five (5) years of service (as determined in the same manner as the determination of five years of Vesting Service under the provisions of The PNC Financial Services Group, Inc. Pension Plan) with the Corporation and (b) for a reason other than termination by reason of Grantee’s death or by the Corporation for Cause or, unless the Committee or its delegate determines otherwise, termination in connection with a divestiture of assets or of one or more subsidiaries.

A.28 “Retiree” means a Grantee who has Retired.

A.29 “SEC” means the United States Securities and Exchange Commission.

A.30 “Termination Date” means Grantee’s last date of employment with the Corporation. If Grantee is employed by a Consolidated Subsidiary that ceases to be a subsidiary of PNC or ceases to be a consolidated subsidiary of PNC under generally accepted accounting principles and Grantee does not continue to be employed by PNC or a Consolidated Subsidiary, then for purposes of the Agreement, Grantee’s employment with the Corporation terminates effective at the time this occurs.

A.31 “Two-Year Continued Employment Performance Goal” means, subject to early achievement if so determined by the Committee or its delegate or to deemed achievement pursuant to Section 7.2, Section 7.3, Section 7.4(a), Section 7.5, or Section 8 of the Agreement, if applicable, that Grantee has been continuously employed by the Corporation for the period from the Grant Date through (and including) the day immediately preceding the first of the following to occur: (a) the second (2nd) anniversary of the Grant Date; (b) the date of Grantee’s death; and (c) the day a Change in Control is deemed to have occurred.

A.32 “Unvested Shares” means any Restricted Shares that are not Awarded Shares.